EXHIBIT 2








                          AGREEMENT AND PLAN OF MERGER




                                  by and among




                                Thermedics Inc.,

                                ATI Merger Corp.,

                          Analytical Technology, Inc.,

                                      and,
                          for certain limited purposes,

                         Thermo Instrument Systems Inc.





                          Executed on November 29, 1995
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







                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT, dated as of the 29th day of November, 1995, by and among Thermedics Inc., a Massachusetts corporation having an office at 470 Wildwood Street, P. O. Box 2999, Woburn, Massachusetts 01888-1799 ("Thermedics"), ATI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Thermedics ("Acquisition"), and Analytical Technology, Inc., a Delaware corporation having an office at The Schrafft Center, 529 Main Street, Boston, Massachusetts 02129 ("ATI"). Thermo Instrument Systems Inc. ("THI") is made a party to this Agreement for certain limited purposes pursuant to Section 7.4(a) hereof.

             WHEREAS, ATI's Unicam Technology Limited subsidiary and Thermedics have entered into that certain Share Purchase Agreement of even date herewith (the "Russell Agreement"), pursuant to which Unicam Technology Limited intends to sell to Thermedics, and Thermedics intends to purchase from Unicam Technology Limited, the capital stock of Russell pH Limited (the "Russell Transaction");

             WHEREAS, ATI and THI, and certain of their respective affiliates, have entered into that certain Asset and Share Purchase Agreement of even date herewith (the "THI Agreement"), pursuant to which ATI intends to sell to THI, and THI intends to purchase from ATI, certain assets and the capital stock of certain of ATI's subsidiaries (the "THI Transaction"); and

             WHEREAS, the Boards of Directors of Acquisition and ATI deem it advisable and in the best interest of such corporations and their respective shareholders that, immediately after giving effect to the THI Transaction, Acquisition be merged into and with ATI on the terms and conditions set forth in this Agreement, as a result of which ATI will become a wholly-owned subsidiary of Thermedics;

             NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereto agree as follows:


                                    ARTICLE 1

                                   THE MERGER

             Section 1.1. Agreement and Plan of Merger. Effective as of the Effective Date (as defined in Section 2.2 below), Acquisition shall be merged with and into ATI (hereinafter sometimes called the "Merger") in accordance with the terms of this Agreement and
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        the Certificate of Merger set forth in Exhibit A hereto (the
        "Certificate of Merger"). ATI shall be the corporation surviving the Merger (the "Surviving Corporation"), and the separate existence of Acquisition shall cease as of the Merger. The Certificate of Incorporation and the Bylaws of ATI, each as amended and in effect immediately prior to the Effective Time of the Merger (as defined in Section 2.2 below), shall thereafter continue in full force and effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors and officers of Acquisition immediately prior to the Effective Date shall be, from and after the Effective Date, the directors and officers of the Surviving Corporation, each to hold office in accordance with applicable law and the Certificate of Incorporation and Bylaws of ATI, each as amended. The effect of the Merger shall be as provided by Section 259 of the General Corporation Law of the State of Delaware (the "General Corporation Law").

             Section 1.2. Conversion of ATI's Shares and Stock Options. At the Effective Time of the Merger, each share of ATI's capital stock outstanding immediately prior thereto (herein referred to as an "ATI Share" and collectively as the "ATI Shares"), and each outstanding option or other right to purchase ATI Shares (herein referred to as an "ATI Option" and collectively as the ATI Options") by virtue of the Merger and without any action on the part of the holder thereof, but subject to this Section 1.2 and to Sections 1.3, 1.4, 1.5 and 1.6, below, shall be canceled and converted into the right to receive, in cash, an amount equal to such holder's pro rata share (the "Pro Rata Share") of $79,284,183 (as adjusted pursuant to the terms of Section 1.3 and reduced pursuant to the terms of Section 1.6, the "Purchase Price"). The Pro Rata Share of each holder of ATI Shares and/or ATI Options shall be equal to a fraction, the numerator of which shall be the sum of (i) the number of ATI Shares held by such holder plus (ii) the number of ATI Shares issuable upon the exercise of all ATI Options held by such holder, and the denominator of which shall be the sum of (x) the number of ATI Shares outstanding immediately prior to the Effective Time plus
        (y) the number of ATI Shares issuable upon the exercise of all ATI Options outstanding immediately prior to the Effective Time. For the purpose of this Agreement, the term "Per Share Amount" shall mean an amount equal to the Purchase Price divided by the sum of (x) and (y) in the next preceding sentence.

             Section 1.3.  Adjustments to Purchase Price.

                  (a) Within 10 business days after the Closing Date (as defined in Section 2.1 below), Thermedics shall cause ATI to prepare a consolidated balance sheet of ATI and its subsidiaries, as of the close of ATI's fiscal month next preceding the Closing Date but without giving effect to the THI Transaction or to any other transaction specifically contemplated by this Agreement (the "Closing Balance Sheet"), which Closing Balance Sheet shall be subject to review by a single party (the "Shareholder

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        Representative") designated collectively by all of the holders of
        ATI Shares and ATI Options (collectively, the "Shareholders") pursuant to Section 1.9 below, for and on behalf of the Shareholders. The Purchase Price shall then be either (i) increased by the amount by which the Net Tangible Equity of ATI (as defined below) as calculated from the Closing Balance Sheet exceeds a deficit of $1,989,000; or (ii) decreased by the amount by which a deficit of $1,989,000 exceeds the Net Tangible Equity of ATI as calculated from the Closing Balance Sheet (such amount, as the case may be, the "Closing Price Adjustment"). The Closing Balance Sheet shall be prepared using the same accounting principles used in preparing ATI's balance sheet as of July 1, 1995, attached hereto as Exhibit B. To the extent practicable, the Closing Balance Sheet shall be prepared by the same individuals who closed ATI's books in connection with the preparation of such balance sheet as of July 1, 1995. Thermedics agrees that it shall not permit ATI to terminate the employment of such persons, except for cause, until after they have prepared the Closing Balance Sheet.

                  (b) For purposes of this Agreement, the term "Net Tangible Equity of ATI" shall be determined in accordance with generally accepted accounting principles consistently applied by ATI and shall be defined as (i) the consolidated shareholders' equity of ATI and its subsidiaries as set forth on the Closing Balance Sheet, less (ii) the amount of any goodwill set forth on the Closing Balance Sheet, and (iii) the value of any capitalized intangible assets reflected on the Closing Balance Sheet.

                  (c) Thermedics shall provide the Shareholder Representative with a copy of the Closing Balance Sheet promptly upon the completion thereof, and shall provide the Shareholder Representative and its accountants and advisors with access (during Thermedics' normal business hours and upon reasonable notice) to all data, workpapers and other information from which the Closing Balance Sheet was prepared. If the Shareholder Representative disagrees with the Closing Balance Sheet as determined by Thermedics, then Thermedics and the Shareholder Representative shall attempt to resolve any discrepancies in good faith and on a reasonable schedule. Thermedics reserves the right, however, at its option and at its expense, to cause the Closing Balance Sheet to be audited in connection with the audit of Thermedics' financial statements for the year ending December 30, 1995. The parties agree that in no event shall the Purchase Price Adjustment be deemed to be determined unless and until the earlier of (i) the completion of such audit of the Closing Balance Sheet or (ii) the written waiver by Thermedics of the requirement of such an audit.

                  (d) If the parties are unable to agree on the Closing Balance Sheet or the Closing Price Adjustment by the close of business on the 30th day after the date of the audit report with respect to Thermedics' financial statements for the year ended December 30, 1995, then the parties shall retain a nationally

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        recognized accounting firm (which shall not be Ernst & Young LLP or Arthur Andersen LLP) to resolve any dispute between them and the Closing Balance Sheet and the Closing Price Adjustment determined by such accounting firm shall be binding upon the parties. Thermedics shall pay one-half of such accounting firm's fees and expenses, and the other half of such fees and expenses shall be paid by the Shareholder Representative.

             Section 1.4. Dissenting Shares. Each outstanding ATI Share held by an ATI shareholder who has demanded and perfected his right to an appraisal of his ATI Shares in accordance with
        Section 262 of the General Corporation Law and who has not effectively withdrawn or lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive his Pro Rata Share of the Purchase Price represented by such ATI Shares pursuant to Section 1.2 above, but the holder thereof shall be entitled only to such rights as are granted by Section 262 of the General Corporation Law.

             Section 1.5. Escrow Account. For the purpose of providing support of the representations and warranties of ATI contained herein, to provide a fund from which any Purchase Price Adjustment in favor of Thermedics may be paid, and to induce Thermedics to enter into this Agreement, $5,000,000 shall be withheld from the payment of the Purchase Price at the Closing and shall be set aside in escrow (the "Escrow Account") pursuant to the terms of an Indemnification and Escrow Agreement to be entered into at the Closing by and among Thermedics, THI, ATI, the Shareholder Representative and BayBank N.A., as escrow agent, in substantially the form of Exhibit C hereto (the "Escrow Agreement"). The funds placed in escrow pursuant to this Section 1.5, together with any interest or earnings thereon, shall be considered the "Escrowed Funds." The Escrowed Funds shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed by the Escrow Agent solely for the purposes and in accordance with the terms of the Escrow Agreement.

             Section 1.6. Disbursement of the Purchase Price and the Closing Price Adjustment.

                  (a) Appointment of Paying Agent. Prior to the Closing Date, Thermedics and ATI shall mutually select a bank or trust company to act as paying agent (the "Paying Agent") pursuant to an Agency Agreement (the "Agency Agreement") in form and substance reasonably satisfactory to Thermedics and ATI, which Agency Agreement shall provide for the payment of the Purchase Price (as reduced pursuant to Section 1.6(b) below) upon surrender of certificates representing outstanding ATI Shares and agreements representing the right to exercise outstanding ATI Options to be converted into the right to receive cash pursuant to the Merger and for the payment of amounts received from the Escrow Agent pursuant to the Escrow Agreement.

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                  (b)  The Purchase Price shall be disbursed following
        the Effective Time as follows: on the Closing Date, (i) $5,000,000 shall be paid by Thermedics (at the direction and on behalf of the Shareholders) into the Escrow Account pursuant to
        Section 1.5 hereof, (ii) $350,000 shall be paid by Thermedics (at the direction and on behalf of ATI) to Sonnenschein Nath & Rosenthal in payment of all legal fees and expenses incurred or to be incurred by ATI in connection with the transactions contemplated by this Agreement and which have not been paid as of the Closing, (iii) $1,041,146 shall be paid by Thermedics (at the direction and on behalf of ATI) to CS First Boston Incorporated in payment of all professional or transactional fees and expenses incurred or to be incurred by ATI in connection with the transactions contemplated by this Agreement and which have not been paid as of the Closing, (iv) $500,000 shall be paid by Thermedics (on behalf of the Shareholders to the Paying Agent for the account of the Shareholder Representative in payment of the fees and expenses thereof, and (v) the balance of the Purchase Price (the "Balance") shall be paid by Thermedics as follows:
        (A) an amount equal to the product of the Balance and a fraction, the numerator of which is the number of ATI Shares outstanding immediately prior to the Effective Time and the denominator of which is the sum of the number of ATI Shares plus the number of ATI Shares issuable upon the exercise of all ATI Options outstanding immediately prior to the Effective Time (the "Shareholders' Payment") shall be paid to the Paying Agent for the account of the holders of ATI Shares outstanding immediately prior to the Effective Time and (B) an amount equal to the remainder of the Balance minus the Shareholder Payment (the "Option Payment") shall be paid to ATI for the account of the holders of ATI Shares and ATI Options immediately prior to the Effective Time. Immediately following the Effective Time Thermedics shall cause ATI to pay to the Paying Agent, from the Option Payment, (X) for the account of the holders of ATI Shares and ATI Options immediately prior to the Effective Time, an amount equal to the aggregate exercise price of all ATI Options outstanding immediately prior to the Effective Time (the "Exercise Price") and (Y) for the account of the holders of ATI Options immediately prior to the Effective Time, an amount equal to the remainder of the Option Payment minus the Exercise Price (the "Optionholders' Payment").

                  (c) As soon as practicable after the Effective Time, and in accordance with the Agency Agreement, the Paying Agent shall mail to (i) each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding ATI Shares (the "Certificates"), other than ATI and any subsidiary of ATI, and (ii) each party to a written agreement which immediately prior to the Effective Time represented an ATI Option (the "Option Agreements") the following: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and the Option Agreements shall pass, only upon

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        delivery of the Certificates and the Option Agreements to the
        Paying Agent and shall be in such form and have such other provisions as Thermedics may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates and the Option Agreements in exchange for such holder's or person's Pro Rata Share, and (iii) a Shareholder Representative Agency Agreement in form and substance satisfactory to ATI (the "Shareholder Representative Agency Agreement") pursuant to which a holder of ATI Shares shall appoint the Shareholder Representative to act on its behalf with respect to the Escrow Agreement and the Agency Agreement. Upon surrender of a Certificate or an Option Agreement (or affidavit of lost Certificate or Option Agreement, as the case may be, in form and substance reasonably satisfactory to Thermedics and Paying Agent, and, if Thermedics or Paying Agent shall reasonably request, the posting of an indemnity bond in form and substance reasonably satisfactory to Thermedics and Paying Agent) to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, a duly executed Stockholders Representative Agency Agreement and such other documents as may be required by the Paying Agent, the holder of such Certificate or Option Agreement shall be entitled to receive in exchange therefor (A) the holder of each Certificate shall receive an amount equal to the product of the Per Share Amount and the number of ATI Shares held by such holder immediately prior to the Effective Time, (B) the holder of each Option Agreement shall receive, for the account of ATI from the Optionholders' Payment, an amount equal to the product of the Per Share Amount and the number of ATI Options held by such holder immediately prior to the Effective Time, minus the aggregate exercise price of such ATI Options, and (C) the holder of each Certificate and the holder of each Option Agreement shall receive, from the Exercise Price, an amount equal to the product of the Exercise Price and a fraction (the "Ownership Percentage"), the numerator of which is the sum of all ATI Shares and all ATI Options held by such holder, and the denominator of which is the sum of all ATI Shares and all ATI Options held by all holders, in each case immediately prior to the Effective Time and in each case less any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations; and the Certificates and Option Agreements so surrendered shall forthwith be canceled or terminated, as the case may be. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate or Option Agreement. In the event of a transfer of ownership of ATI Shares which is not registered in ATI's transfer records, a check in payment of the proper amount of cash may be issued to a transferee if the Certificate representing such ATI Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.6(c), each Certificate and each Option Agreement shall be deemed at any time after the Effective Time to represent only the right to receive

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        upon such surrender, but subject to the terms of Section 1.5 hereof and to the Escrow Agreement, the amount of cash specified in Section 1.2 and any amounts received by the Paying Agent from the Escrow Agent pursuant to the Escrow Agreement; provided, however, that unless and until any such outstanding Certificate is so surrendered (or an affidavit of lost or destroyed Certificate and satisfactory indemnity bond is provided), the holder of such outstanding Certificate shall cease to have any rights as a Shareholder, except such rights, if any, as such holder may have with respect to Dissenting Shares, and, except as set forth above, shall not be entitled to receive any consideration from the Surviving Corporation and/or Thermedics with respect to the ATI Shares represented by such Certificate. Any funds deposited with the Paying Agent that are payable to a former Shareholder which has not submitted a claim for its Pro Rata Share as described in this Section 1.6(c) within one year after the Effective Time shall be paid to the Surviving Corporation upon demand, and any former Shareholders who have not theretofore complied with the instructions for exchanging their Certificates and/or Option Agreements shall thereafter look only to the Surviving Corporation for payment, it being acknowledged by Thermedics and Acquisition that the receipt of any such amounts by the Surviving Corporation shall not relieve it of its payment obligations to such former Shareholders. After the Effective Time, (i) except for transfers of Dissenting Shares in accordance with Section 262 of the General Corporation Law, there shall be no transfers on ATI's stock transfer books of the ATI Shares which were outstanding immediately prior to the Effective Time and (ii) no further exercises of ATI Options shall be permitted.

                  (d) Payment of a Closing Price Adjustment by Thermedics, if any, shall be made to the Paying Agent (for distribution to the former holders of ATI Shares and ATI Options) as follows: to each of the holders of ATI Shares and ATI Options immediately prior to the Effective Time, after delivery of the documents required pursuant to paragraph (c) of Section 1.6 hereof, an amount equal to the product of the Closing Price Adjustment and such holder's Ownership Percentage. Payment of a Closing Price Adjustment to Thermedics, if any, shall be made from and out of the Escrowed Funds pursuant to the Escrow Agreement, and the former holders of ATI Shares and ATI Options shall have no obligation therefor in excess of their pro rata shares of the Escrowed Funds.

             Section 1.7. Conversion of Acquisition Shares. On the Effective Date, each share of Acquisition's common stock outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into one fully paid and nonassessable common share of the Surviving Corporation, which share shall be registered in the name of and beneficially owned by Thermedics.



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             Section 1.8.  Adoption by Shareholders.  This Agreement
        shall be promptly submitted to the shareholders of Acquisition and ATI as provided by law. In the case of Acquisition, Thermedics, as its sole shareholder, shall vote all its shares in favor of adoption of this Agreement. In the case of ATI, this Agreement shall be promptly submitted to the Shareholders for their approval pursuant to the General Corporation Law. The Board of Directors of ATI shall recommend to the Shareholders the approval of this Agreement and the Merger.

             Section 1.9.  Appointment of Shareholder Representative.
        At the Effective Time, and without any further action on the part of the holders of the ATI Shares or the holders of the ATI Options, the Shareholder Representative shall be deemed to have been appointed as the representative and agent of the holders of the ATI Shares and the holders of the ATI Options as contemplated hereby and under the Escrow Agreement, which appointment may be ratified by any or all holders of the ATI Shares and the holders of the ATI Options pursuant to the Shareholder Representative Agency Agreement (as hereinafter defined); provided, however, that the failure to execute and deliver the Shareholder Representative Agency Agreement will not alter the rights of the Shareholder Representative hereunder and under the Escrow Agreement.


                                    ARTICLE 2

                                     CLOSING

             Section 2.1. Time and Place of Closing. The closing under this Agreement (herein called the "Closing") shall take place at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254 at 10:00 a.m., local time, on the day of the later of (i) the approval by the Shareholders of the execution, delivery and performance by ATI of this Agreement and
        (ii) the satisfaction of all other conditions to Closing as set forth in Article 5 hereof, or at such other time or date as may be mutually agreeable to the parties hereto (the date on which the Closing occurs being herein called the "Closing Date"). All transactions at the Closing shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered.

             Section 2.2. Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 5 hereof, the parties hereto will cause the Merger to be consummated by delivering to the Secretary of State of the State of Delaware the Certificate of Merger in such form as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the General Corporation Law. The Merger shall become effective upon the date

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        (the "Effective Date") and at the time (the "Effective Time") of the filing of the Certificate of Merger with such Secretary of State, or at such later time, which shall be as soon as reasonably practicable, specified as the Effective Date in the Certificate of Merger.


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

             Section 3.1. Definitions. Unless and except to the extent expressly indicated otherwise, when used in Section 3.2 of this
        Agreement:

                  (a) The term "Subsidiary" shall mean each entity of which fifty percent (50%) or more of the effective voting power or equity interest is owned directly or indirectly (whether legally or beneficially) by ATI.

                  (b) The term "Acquired Companies" shall mean ATI and its current Subsidiaries (and, notwithstanding the consummation of the Russell Transaction, Russell pH Limited), taken as a whole or individually as the context requires.

                  (c) The term "knowledge," as it relates to ATI and the Acquired Companies, shall mean actual knowledge of the following executive officers of ATI: William J. Kennedy, Robert E. Kinney and Chane Graziano, or of any of the foregoing, in each case after actually conducting a reasonable and diligent investigation.

                  (d) The term "basis" shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction known to the party making the representation or warranty that forms or should reasonably be expected to form the basis for any specified consequence.

                  (e) The term "ordinary course of business" shall mean the ordinary course of business of any Acquired Company consistent with its past custom and practice (including with respect to frequency and amount).

                  (f) The term "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect.

                  (g)  The term "generally accepted accounting
        principles" shall mean, as it applies to any Acquired Company, the accounting principles generally recognized as appropriate in the jurisdiction in which such Acquired Company is organized, and applied on a basis consistent with the past practice of such Acquired Company.


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             Section 3.2.   Representations and Warranties Pertaining to
        ATI. ATI represents and warrants to Thermedics and Acquisition that, except as set forth on the disclosure schedule attached hereto as Exhibit D (specifically identifying the relevant subsection hereof) (the "Disclosure Schedule"):

                  (a) Organization and Qualification. ATI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. ATI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of its activities is such that such qualification is required by applicable law. Each such jurisdiction is set forth on the Disclosure Schedule. Each Subsidiary is a corporation or other form of limited liability company duly incorporated or otherwise duly organized, validly existing and in good standing (in such jurisdictions where such concept is applicable) under the laws of its respective jurisdiction of incorporation or organization as set forth on the Disclosure Schedule. Each Subsidiary has all requisite corporate and other power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of its activities is such that such qualification is required by applicable law. Each such jurisdiction is set forth on the Disclosure Schedule. Copies of the Certificate of Incorporation and Bylaws of ATI and each Subsidiary have heretofore been delivered to Thermedics and such copies are accurate and complete in all respects as of the date hereof.

                  (b) Capitalization. The authorized capital stock of ATI consists of 1,000,000 shares of Series A Preferred Stock, $1.00 par value per share ("Preferred Stock"), 6,500,000 shares of Common Stock, $.01 par value per share ("Common Stock") and 3,500,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock"). There is no other capital stock of ATI authorized for issuance. As of the date of this
        Agreement: (i) no shares of Preferred Stock, 1,425,887 shares of Common Stock and 2,185,105 shares of Class B Common Stock, respectively, are issued and outstanding, and such shares constitute the total issued and outstanding share capital of ATI, all of which have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are held of record by the Shareholders identified in the Disclosure Schedule; (ii) 40,283 shares of Common Stock are held in the Treasury of ATI; and (iii) 737,322 shares of Common Stock were reserved for issuance pursuant to ATI's 1990 Incentive Stock Option Plan, 1994 Incentive Stock Option Plan, and 1994 Directors Stock Option Plan (collectively, the "Option Plans"). No stock

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        appreciation rights, phantom stock, performance based rights or similar equity rights or obligations are outstanding under the Option Plans or otherwise. The Disclosure Schedule sets forth
        (i) the number of shares of Common Stock reserved for issuance or grant and actually issued or granted under the Option Plans and
        (ii) the exercise price of each option or other method of determining the purchase price for any ATI Shares issued or issuable pursuant thereto. Except as set forth above, there are no other shares of capital stock or other securities of ATI outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which ATI or any of its Subsidiaries is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of ATI or any of its Subsidiaries or any securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and there are no contracts, commitments, understandings or arrangements by which ATI or any of its Subsidiaries is or may become bound to issue additional shares of their capital stock or options, warrants or rights to purchase or acquire any additional shares of their capital stock or securities convertible into or exchangeable or exercisable for any such shares. To ATI's knowledge, none of the ATI Shares is subject to any voting trust, transfer restrictions or other similar arrangements, except for restrictions on transfer imposed by the Securities Act of 1933, as amended, and state securities laws.

                  (c) Subsidiaries. ATI has no Subsidiaries except as identified on the Disclosure Schedule. All of the issued and outstanding capital stock of each of such Subsidiaries is owned beneficially and of record by ATI. No Acquired Company is a partner or joint venturer with any other person. No Acquired Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other corporation, partnership, joint venture or other similar business association or entity. No Acquired Company is subject to any obligation, contingent or otherwise, to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

                  (d) Authority. Subject only to the approval of Shareholders holding a majority in voting interest of the ATI Shares, ATI has full corporate power and authority to execute, deliver and perform this Agreement, to execute, deliver and file the Certificate of Merger and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly authorized by all necessary corporate action on the part of ATI, subject only, in respect of the consummation of the Merger, to approval by the Shareholders holding a majority in voting interest of the ATI Shares. The Board of Directors of ATI has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the

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





        best interest of the Shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Shareholders. This Agreement has been duly and validly executed and delivered by ATI and, subject only to Shareholder approval, constitutes the valid and binding obligation of ATI, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, and except that the remedy of specific performance and injunctive and other equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the execution, delivery and performance of this Agreement, the filing of the Certificate of Merger nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of ATI, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any Acquired Company is a party or by which any Acquired Company or any of its properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to any Acquired Company or its properties or assets; (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of the assets of any Acquired Company; or (iv) entitle any employee to severance or other payments by any Acquired Company or create any other obligation to an employee, including an increase in benefits. Except for (i) the approval by the Shareholders of the Merger, (ii) a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"), (iii) filings under the antitrust or competition laws of the jurisdictions identified on the Disclosure Schedule (the "Competition Laws"), (iv) filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (v) similar filings in jurisdictions in which ATI is qualified as a foreign corporation to do business, no consent or approval by, or notification to or filing with, any court, governmental authority or third party or waiting period imposed by law is required in connection with the execution, delivery and performance of this Agreement by ATI or the consummation of the transactions contemplated hereby.

                  (e) Financial Statements. ATI has delivered to Thermedics prior to the execution of this Agreement true and complete copies of (i) the audited consolidated balance sheets of ATI as at December 31, 1994, January 1, 1994 and January 2, 1993, and audited consolidated statements of earnings and cash flows for the years ended December 31, 1994, January 1, 1994 and January 2, 1993, accompanied by the report thereon by Ernst &

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





        Young LLP, and (ii) the unaudited consolidated balance sheet of ATI as at September 30, 1995 (the "Pre-Closing Balance Sheet") and the unaudited statements of earnings and cash flows for the nine months ended September 30, 1995 (all of the financial statements referred to in this Section 3.2(e), collectively, the "Financial Statements"). The audited balance sheet as at December 31, 1994 and the Pre-Closing Balance Sheet fairly present the financial condition of ATI as at their respective dates, subject in the case of the Pre-Closing Balance Sheet to normal year-end adjustments, and the other Financial Statements fairly present the financial condition, results of operations and cash flows of ATI as at the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years. Since the date of the Pre-Closing Balance Sheet, there has been no material adverse change in the financial condition, assets, liabilities, earnings, business or prospects of ATI.

                  (f) No Undisclosed Liabilities. To ATI's knowledge, no Acquired Company has any liabilities or obligations of any nature, other than those shown on the Pre-Closing Balance Sheet, those which have arisen after the date of the Pre-Closing Balance Sheet in the ordinary course of business which are not in the aggregate or individually material and those which may result directly or indirectly from the transactions contemplated by this Agreement and by the Russell Agreement or the THI Agreement. As used in this paragraph (f), the term "liability" includes any indebtedness, claim, loss, damage, deficiency (including deferred income tax), cost, expense, guaranty or responsibility, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, due or to become due, or otherwise. The Disclosure Schedule sets forth in detail the calculation of all amounts paid or payable by any person with respect to the termination of the Employment Agreements dated as of January 16, 1995 with each of Messrs. William J. Kennedy, Robert E. Kinney and Chane Graziano (the "Employment Agreements").

                  (g)  Tax Matters.

                       (i) For purposes of this Agreement, "Tax" means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including without limitation Taxes under Code
             Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other fiscal charges of any kind whatsoever, including without limitation any interest, penalty, or addition thereto, whether disputed or not (but excluding any tax attributable to the THI

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





             Transaction or to the transactions contemplated by this Agreement).

                       (ii) For purposes of this Agreement, "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and any amendment thereof.

                       (iii)  Each Acquired Company has accurately
             prepared and duly and timely filed all Tax Returns that it was required to file. Except as set forth on the Disclosure Schedule, all such Tax Returns were correct and complete in all material respects. All Taxes owed by each such Acquired Company as reflected on the Tax Returns have been paid when due, other than those being contested in good faith and where adequate reserves have been established therefor. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. To ATI's knowledge, no claim or inquiry with respect to any material amount of Taxes has ever been made by an authority in a jurisdiction where an Acquired Company did not file Tax Returns that it is or may be subject to any Tax by that jurisdiction for any period ending on or before the Closing Date. There are no liens or other security interests on any of the assets of any Acquired Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                       (iv)  Except as set forth in the Disclosure
             Schedule, to ATI's knowledge, no Acquired Company has ever filed a consolidated return with a company other than an Acquired Company.

                       (v) ATI has delivered to Thermedics true and complete copies of the Acquired Companies' tax returns as identified on the Disclosure Schedule.

                       (vi)  All Taxes of the Acquired Companies
             attributable to Tax periods or portions thereof ending on or prior to the Effective Date, including Taxes that may become payable by any Acquired Company in future periods in respect of any transactions or sales occurring on or prior to the Effective Date, that have not yet been paid have, in the aggregate, been adequately reflected as a liability on the books of the Acquired Companies (including the Financial Statements) in accordance with generally accepted accounting principles consistently applied.

                       (vii) Without limiting the generality of the foregoing, each Acquired Company has withheld or collected and duly paid all Taxes required to have been withheld or collected and paid in connection with payments to foreign persons, sales and use Tax obligations with respect to any

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





             and all states, and amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person.

                       (viii)  To ATI's knowledge, none of the Tax
             Returns of any Acquired Company have been or are being currently audited or examined by any governmental authority. No deficiencies for any Tax have been asserted against any Acquired Company.

                       (ix)  There are no outstanding agreements or
             waivers extending the statute of limitations applicable to any Tax Return of any Acquired Company for any period.

                       (x) No Acquired Company has filed a consent under Code Section 341(f) concerning collapsible corporations. No Acquired Company has made any payments, is obligated to make any payments, or is a party to any agreement that could reasonably be expected to obligate it to make any payments, that will be an "excess parachute payment" under Code
             Section 280G. No Acquired Company has been a United States real property holding corporation within the meaning of Code
             Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). No Acquired Company has been a passive foreign investment company as defined in Code Sections 1291-1297. No Acquired Company is a party to any Tax allocation or sharing agreement. ATI has no liability for any Taxes of any person (other than an Acquired Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of federal, state, provincial, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (h) Properties; Environmental, Health and Safety Matters. Each Acquired Company has good title to, or a valid and continuing leasehold interest in, all properties and assets, real and personal, reflected on the Pre-Closing Balance Sheet or acquired by such Acquired Company since the date of the Pre-Closing Balance Sheet (except personal property leases terminated, or personal property sold or otherwise disposed of, in the ordinary course of business since the date of the Pre-Closing Balance Sheet), free and clear of all mortgages, liens, attachments, pledges, encumbrances or security interests of any nature whatsoever, except for liens for taxes not yet due and the rights of any lessor under any lease to which such Acquired Company is a party. All leases pursuant to which any Acquired Company leases real or personal property are in good standing, and are valid and in full force and effect in accordance with their respective terms. There are no defaults under any such leases attributable to any Acquired Company, and, to ATI's knowledge, no event has occurred that (whether or not with notice, lapse of time or both) would constitute a default. All buildings, improvements, machinery, equipment, vehicles and items of tangible personal property used in connection with the operations of the Acquired Companies are in good operating

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





        condition and repair, are adequate for the uses to which they are being put and, to ATI's knowledge, are not in need of maintenance or repairs except for ordinary, routine maintenance.

                  The Disclosure Schedule sets forth or describes in reasonable detail with respect to all real property currently owned by the Acquired Companies (the "Property"), all other real property currently leased by any Acquired Company and, to ATI's knowledge, all other real property owned or leased by any Acquired Company at any time since January 1, 1990:

                       (i) (a) landfills, surface impoundments, pits, ponds, lagoons, underground injection wells, waste piles, land treatment units, incinerators and any other units used by any Acquired Company for the treatment, recycling, reuse, storage and disposal (hereinafter "Management") of wastes or recyclable materials and (b) all underground, in-ground or on-ground storage tanks on any such real property;

                       (ii) for all units identified in clause (i)(a), information on the time period used, type of waste or recyclable material, method of Management, and whether there is any evidence of releases of pollutants or contaminants from such units onto the ground or subsurface or into groundwater or surface waters;

                       (iii) for all tanks identified in clause (i)(b), information on the time period used, material being stored, and when and what tests, if any, have been conducted regarding tank integrity and test results, and whether there is any evidence of releases of material from such units onto the ground or subsurface or into groundwater or surface waters;

                       (iv) any evidence, including sample results, of soil or groundwater contamination on or migrating from any such real property which is not addressed by clauses (ii) or
             (iii);

                       (v)  a list of all sites to which wastes or
             recyclable materials have been sent by any Acquired Company for Management since January 1, 1990, the owner or operator of such off-site facilities, the transporter of such wastes or recyclable materials, type of waste or recyclable materials, method of Management used, and time period of use;

                       (vi) reports of releases (including continuous release reports) of hazardous substances or oil occurring on or from facilities of any Acquired Company and reported to
             (A) the National Response Center, State Emergency Response Commissions, Local Emergency Planning Committees or the United States Environmental Protection Agency (the "EPA") pursuant to requirements of the Comprehensive Environmental

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





             Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act ("CWA") or other federal statutes; or (B) any foreign, state, provincial or local governmental authority;

                       (vii) instances of material noncompliance by any Acquired Company since January 1, 1990 with conditions of environmental permits or licenses issued pursuant to, or other requirements of, the Clean Air Act, CWA, RCRA, the Toxic Substances Control Act ("TSCA"), the Safe Drinking Water Act, CERCLA or similar foreign, state, provincial or local statutes, laws, ordinances, rules or regulations (including, without limitation, the following United Kingdom statutes: the Clean Air Acts 1956 and 1968; the Control of Pollution Act 1974; the Health and Safety at Work etc Act 1974; the Water Act 1989; and the Environmental Protection Act 1990; and all statutory instruments, regulations and orders made under each of the foregoing);

                       (viii)  Hazardous Waste Manifest Discrepancy
             Reports, RCRA biennial reports or similar state reports, Discharge Monitoring Reports, air emission monitoring reports and air emission inventories, filed by any Acquired Company with any government agency since January 1, 1990;

                       (ix) reports of environmental audits conducted since January 1, 1990 at facilities owned or leased by any Acquired Company, whether by ATI or by consultants, or by insurance companies or governmental agencies and made available to ATI, and action plans and progress reports responding to audit findings;

                       (x)  claims, litigation and other legal
             proceedings against any Acquired Company (including but not limited to notices of violation, notices of noncompliance, citations, orders, consent orders, consent decrees and administrative or judicial enforcement proceedings) seeking or alleging money damages (resulting from injury to person or property), injunctive relief, remedial action, fines, penalties or any other remedy by reason of: (A) violation of or noncompliance with any law, regulation, rule or requirement of law or regulation relating to pollution or protection of the environment ("Environmental Laws"), or any permit, license or registration issued thereunder; (B) the disposal, discharge or release of solid wastes, pollutants or hazardous substances, whether or not in compliance with Environmental Laws; (C) the ownership, operation or use of any landfill, surface impoundment, pit, pond, lagoon, underground injection well, waste pile, land treatment unit, wastewater treatment plant, air pollution control equipment, or any other unit used for Management of waste or recyclable material; or (D) exposure to any chemical substances,

                                       17
PAGE
             noises, odors, or vibration at or emanating from any real property which has been or is currently owned or leased by any Acquired Company; including in each case all legal proceedings which have been concluded (e.g., a judgment or consent decree has been entered) but pursuant to which work is ongoing (e.g., a decree requiring remedial activity to be undertaken);

                       (xi) all environmentally related permits and licenses and pending applications for such permits and licenses for facilities which are currently owned or leased by any Acquired Company. For facilities located in the United States, this item includes notifications to governmental agencies required by Sections 3010(a) (notice of hazardous waste activity) and 9002 (underground storage tanks) of RCRA and by comparable state laws, and notices and reports required pursuant to Sections 302, 311, 312 and 313 of Title III of the Superfund Amendments and Reauthorization Act of 1986 and comparable state laws;

                       (xii)  all current and expired or terminated
             contracts involving the off-site transportation or Management of wastes or recyclable materials generated by any Acquired Company since January 1, 1990;

                       (xiii) all reports of environmental assessments, surveys or analyses addressing the operational safety of facilities and/or activities (e.g., transportation) of any Acquired Company and/or hazards and risks (including risk of episodic releases and impact of routine, continuous releases) associated therewith, including but not limited to process risk surveys, operational safety surveys, air emissions modeling, and risk assessments, and action plans and progress reports responding to any such reports;

                       (xiv)  a description of the manner in which
             asbestos was or is used or otherwise present at any facility located on real property which is currently owned or leased by any Acquired Company; and

                       (xv) a list of all governmental inspections since January 1, 1990 relating to the environment of facilities located on real property which has been or is currently owned or leased by any Acquired Company and any reports or studies generated therewith.

                  Except as set forth in the Disclosure Schedule:

                       (i)  No Acquired Company is or has been in
             material violation of any law, regulation or ordinance (including without limitation, Environmental Laws and laws, regulations or ordinances relating to building, health code, zoning, land use or similar matters) relating to properties

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





             or facilities owned or leased by any Acquired Company since January 1, 1990;

                       (ii) To ATI's knowledge, neither the Property nor any other real property currently or previously owned or leased by any Acquired Company (A) has ever been the subject of environmental clean-up or remediation, or (B) contains any Hazardous Material (as defined below) (other than Hazardous Materials in quantities not in excess of amounts reasonably required by the Acquired Companies in the ordinary course of their business), nor has any Hazardous Material been discharged or spilled thereon;

                       (iii) To ATI's knowledge, no Acquired Company has ever owned or operated a petroleum or hazardous waste landfill or any petroleum or other hazardous waste treatment, storage or disposal facility;

                       (iv) To ATI's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of any Acquired Company which may interfere with or prevent continued compliance with Environmental Laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment, or transport, or the emission, discharge, release or threatened release into the environment, of any pollutant or waste;

                       (v)  there are no proceedings affecting the
             Property or, to ATI's knowledge, any other real property currently or previously leased by any Acquired Company, or, to ATI's knowledge, threatened which could have an adverse effect on the present or future use of any such property for the purposes for which it was acquired or the purpose for which it is used;

                       (vi)  neither the Property nor, to ATI's
             knowledge, any other real property currently or previously leased by any Acquired Company at any time is or has been on any federal or state "Superfund" list or on EPA's
             Comprehensive Response, Compensation and Liability
             Information System ("CERCLIS") list or on any analogous state environmental agency list;

                       (vii) No Acquired Company has received any notice from any governmental agency or other party seeking any information or alleging any liability with regard to the real property occupied or used by such Acquired Company now or at any time or with regard to any off-site environmental conditions; and

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





                       (viii) no real property occupied by any Acquired Company is subject to a lien under any Environmental Laws.

                  For purposes of this Agreement, "Hazardous Material" means any petroleum product or any flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including substances defined as "hazardous substances", "hazardous materials", "solid waste" or "toxic substances" under any applicable laws relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting and petroleum products, and may include, but not be limited to, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended; the TSCA; the CWA; the National Environmental Policy Act, as amended; the Solid Waste Disposal Act, as amended; the CERCLA, as amended; the Clean Air Act, as amended; the Emergency Planning and Community Right-to-Know Act, as amended; the Occupational Safety and Health Act, as amended; Hazardous Materials Transportation Act, as amended; and all rules and regulations promulgated pursuant to such federal, state, provincial and county and foreign laws and ordinances.

                  (i) Intellectual Property. The Disclosure Schedule contains a list of all of the following that are owned by any Acquired Company: (i) patents and patent applications; (ii) registered trademarks, registered trade names and registered service marks and applications therefor; and (iii) registered licenses relating to any of the foregoing. The Disclosure
        Schedule identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date. The Acquired Companies own or have the right to use all proprietary rights used in the operation of their business as heretofore conducted and necessary to continue the operation of such business as heretofore conducted (collectively, "Intellectual Property"). The Acquired Companies have taken reasonable measures to protect the proprietary nature of the Intellectual Property and to maintain in confidence the trade secrets and confidential information that they own or use in, and that are material to, their business. Except as set forth on the Disclosure Schedule, no other person or entity has any rights to any of the Intellectual Property. To ATI's knowledge, no person or entity is infringing, violating or misappropriating any of the Intellectual Property. Except as set forth on the Disclosure Schedule, no Acquired Company has agreed, except in the ordinary course of business in conjunction with product sales, to indemnify any person or entity for or against any infringement, misappropriation or other conflict with any Intellectual Property. The Acquired Companies' use of the Intellectual Property in their business does not infringe or violate, or constitute a misappropriation of, any intellectual property of any other person or entity. No Acquired Company has

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





        received any complaint, claim or notice in writing alleging any such infringement, violation or misappropriation, which complaint, claim or notice has not been resolved to the mutual satisfaction of the parties involved in a manner which involves no future obligations of any Acquired Company.

                  (j) Governmental Authorizations. Set forth on the Disclosure Schedule is a complete and accurate list of all governmental permits, licenses, franchises, concessions, zoning variances and other approvals, authorizations and orders which have been obtained in connection with, and are material to, the conduct of the business now being conducted by each Acquired Company. Such permits, licenses, franchises, concessions, zoning variances, approvals, authorizations and orders constitute all governmental permits, licenses, franchises, concessions, zoning variances, approvals, authorizations and orders which are required under all applicable local, state, provincial, federal or foreign laws and regulations for the operation of the business currently being conducted by ATI and its Subsidiaries and which are material to the conduct of such business. All such permits, licenses, franchises, concessions, zoning variances, approvals, authorizations and orders are presently in full force and effect, each Acquired Company is in material compliance with the requirements thereof, no suspension or cancellation of any of them is threatened, and the filing of the Certificate of Merger and the consummation of the Merger will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after such change of ownership, the consent or approval of any party to, or any other person or governmental agency having jurisdiction of, any such permit, license, franchise, concession, zoning variance, approval, authorization or order. ATI has no knowledge of any fact or circumstance which would prevent, limit or restrict any Acquired Company from continuing to operate its business in the present manner, and, to ATI's knowledge, no new material requirements pertaining to the manner of operating its specific business (not businesses in general) have been issued or announced by any governmental authority during the past year, nor are there any disputes pending between any Acquired Company and any governmental authority relating to the Acquired Companies' operations as presently being conducted.

                  (k) Compliance with Law. Each Acquired Company has complied in all material respects and is in compliance in all material respects with all applicable U.S. and foreign laws (including without limitation the U.S. Foreign Corrupt Practices Act and the U.S. Occupational Safety and Health Act and regulations thereunder), rules, decrees, regulations, ordinances and orders ("Laws and Regulations"), including those that affect or relate to this Agreement or the transactions contemplated hereby. Each Acquired Company has filed with the proper authorities all material statements and reports required by all applicable Laws and Regulations relating its business. No Acquired Company has received notice or inquiry relating to any actual or alleged violation of any Laws and Regulations. No

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        Acquired Company is a party to any agreement or arrangement
        (whether or not intended to be legally binding) or is in the pursuit of any course of conduct which is registrable under the United Kingdom Restrictive Trade Practices Acts 1976 and 1977 or prohibited by or capable of giving rise to an investigation by the United Kingdom Director-General of Fair Trading or a reference to the United Kingdom Monopolies and Mergers Commission or is in material contravention or breach of any of the following European Union or United Kingdom Laws and Regulations: The Treaty of Rome 1957; the Fair Trading Act 1973; the Consumer Credit Act 1974; the Health and Safety at Work etc Act 1974; the Trade Descriptions Acts 1968 and 1972; the Restrictive Trade Practices Act 1976 and 1977; the Competition Act 1980; the Data Protection Act 1984 or any regulations, orders, notices or directions made under any of the foregoing.

                  (l) U.S. Employee Benefit Plans. For the purposes of this Section 3.2(l), the following definitions shall apply:

                  (i) Accumulated Funding Deficiency: An "accumulated funding deficiency" as defined in ERISA Section 302(a)(2) or the last two sentences of Section 412(a) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be.

                  (ii) Complete Withdrawal: A "complete withdrawal" from a Multiemployer Plan as defined in Section 4203 of ERISA or successor provisions to such provision adopted by amendments to ERISA.

                  (iii) ERISA: The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of this Agreement.

                  (iv) ERISA Affiliate: ERISA Affiliate shall mean any United States member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) which includes ATI.

                  (v) Multiemployer Plan: A "multiemployer plan" as defined in ERISA Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be.

                  (vi) Partial Withdrawal: A "partial withdrawal" from a Multiemployer Plan as defined in Section 4205 of ERISA or successor provisions to such provision adopted by amendments to ERISA.

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





                  (vii) Plan Termination: A termination, whether partial or complete, within the meaning of Title IV of ERISA, of a Pension Plan subject to Title IV of ERISA.

                  (viii)  PBGC:  The Pension Benefit Guaranty
             Corporation.

                  (ix) Pension Plan: A "pension plan" or "employee pension benefit plan" as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA that is applicable to employees of ATI and its ERISA Affiliates employed in the U.S.

                  (x)  Prohibited Transaction:  A "prohibited
             transaction" as defined in ERISA Section 406 or Section 4975(c) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be.

                  (xi) Reportable Event: A "reportable event" as defined in Section 4043(b) of ERISA or successor provisions to such provision adopted by amendments to ERISA.

                  (xii) Welfare Plan: A "welfare plan" or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA that is applicable to employees of ATI employed in the U.S.

                  Except as disclosed in the Disclosure Schedule:

                  Neither ATI nor its ERISA Affiliates maintains or contributes to any Pension Plan or any Welfare Plan, nor has ATI or any of its ERISA Affiliates ever had, an obligation to contribute to any Multiemployer Plan. All Pension Plans and Welfare Plans of ATI and its ERISA Affiliates have been administered in compliance with their terms, ERISA and, where applicable, the Code. ATI has received from the Internal Revenue Service a favorable determination letter with respect to the qualification of each such Pension Plan under Section 401(a) of the Code and the exemption of any corresponding trust. A copy of each such letter has been furnished to Thermedics. With respect to each Pension Plan: (A) there is no fact, including, without limitation, any Reportable Event, that exists that would constitute grounds for termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (B) neither ATI nor any of its ERISA Affiliates nor any fiduciary, trustee or administrator of any Pension Plan or Welfare Plan has engaged in any Prohibited Transaction that could reasonably be expected to subject ATI to any material tax or penalty imposed by ERISA or the Code; (C) neither ATI nor any of its ERISA Affiliates has any liability to the PBGC (other than for payment of premiums); and (D) there is

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





        no Accumulated Funding Deficiency with respect to any Pension Plan maintained by ATI or any of its ERISA Affiliates, whether or not waived.

                  To ATI's knowledge, (i) no Pension Plan or Welfare Plan, ATI or any of its ERISA Affiliates, or any "party in interest" or "disqualified person" (as such terms are defined in Section 3 of ERISA and Section 4975 of the Code) with respect to any Pension Plan or Welfare Plan, has taken any action including the making of any investment, or failed to take any action, that could reasonably be expected to subject such plan or any Acquired Company to any material liability for any tax or for breach of fiduciary duty with respect to or in connection with any Pension Plan or Welfare Plan; (ii) no Pension Plan or Welfare Plan, administrator or fiduciary of any Pension Plan or Welfare Plan, or any Acquired Company could reasonably be expected to have any material liability under any provision of any applicable law by reason of any communication or failure to communicate with respect to or in connection with any Pension Plan or Welfare Plan, or any filing or failure to file with any governmental authority with respect to a Pension Plan or Welfare Plan; and
        (iii) no Pension Plan or Welfare Plan, administrator or fiduciary of any Pension Plan or Welfare Plan, or ATI or any of its ERISA Affiliates could reasonably be expected to have any material liability to any plan participant, beneficiary or other person under any provision of any applicable law by reason of any payment of benefits or failure to pay benefits, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Pension Plan or Welfare Plan, other than benefit claims in the normal administration of each Pension Plan or Welfare Plan. Neither ATI nor any ERISA Affiliate is delinquent or in arrears on any amounts owed to, or with respect to any contributions under, any Pension Plan or Welfare Plan. To ATI's knowledge, no person is a participant in or eligible for participation (without regard to age or service) in, any Pension Plan or Welfare Plan who is not a present or former employee of an Acquired Company or a beneficiary of such Pension Plan or Welfare Plan. Except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), none of the Pension Plans or Welfare Plans provides for continuing accrual of benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment with ATI or any ERISA Affiliate.

                  Except to the extent COBRA requires ATI or any ERISA Affiliate to offer health benefits, there are no unfunded obligations under any Pension Plan or Welfare Plan providing benefits after termination of employment to any employee of ATI or its ERISA Affiliates (or beneficiary thereof), including without limitation retiree health coverage and deferred compensation. There has been no Plan Termination that has occurred during the five-year period ending on the date hereof. Neither ATI nor any of its ERISA Affiliates has any liability

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





        incurred under Title IV of ERISA with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, ATI, within the meaning of Sections 414(b) or (c) of the Code. To ATI's knowledge, no event has occurred and no condition exists with respect to any Pension Plan or Welfare Plan that would subject ATI or any ERISA Affiliate to any tax under Section 4972, 4977, 4979 or 4980B of the Code or to a fine under ERISA Section 502(c) with respect to any such plan.
        No Welfare Plan is funded with a trust or other funding vehicle, other than insurance policies. No Welfare Plan or Pension Plan, plan documentation or agreement, summary plan description or other written communication distributed to employees prohibits ATI or any ERISA Affiliate from amending or terminating any such plan. There has occurred no Complete Withdrawal or Partial Withdrawal with respect to any Multiemployer Plan that could reasonably be expected to cause ATI or any of its ERISA Affiliates to incur any liability under or as a result of ERISA other than to the extent previously paid or fully provided for in the Pre-Closing Balance Sheet, and all payments required to be made to any such Plan by ATI and its ERISA Affiliates under any applicable collective bargaining agreements have been made. As of the date of the Pre-Closing Balance Sheet, neither ATI nor any ERISA Affiliate had any material liability in connection with any Pension Plan, Welfare Plan or other employee benefit plan which was not fully provided for on the Pre-Closing Balance Sheet. Except as set forth on the Disclosure Schedule, there are no actions, arbitrations or claims pending or threatened with respect to any Pension Plan, Welfare Plan or other employee benefit plans or any fiduciary or sponsor thereof that if resolved adversely could reasonably be expected to result in a material liability to ATI or its ERISA Affiliates.

                  (m) Foreign Employee Benefit Plans. The Disclosure Schedule lists (i) each retirement plan that is not statutorily required (disregarding for this purpose the United Kingdom Statutory requirement for any contracted-out schemes to provide guaranteed minimum pensions under the United Kingdom Pension Schemes Act 1993) that is maintained or contributed to by or on behalf of any Acquired Company applicable to employees located outside of the U.S. (a "Foreign Retirement Plan") and (ii) each welfare benefit plan that is not required by statute or applicable national industry-wide agreement maintained or contributed to by or on behalf any Acquired Company applicable to employees located outside of the U.S. and which, in the case of clause (ii), obligates or may reasonably be expected to obligate any Acquired Company to provide a value of more than $50,000
        annually (a "Foreign Welfare Plan").   Each such Foreign
        Retirement Plan and Foreign Welfare Plan (collectively, the "Foreign Plans") is fully funded, has been administered in compliance with its terms and the requirements of all applicable Laws and Regulations (including, without limitation, Article 119 of the Treaty of Rome), and all required contributions to each Foreign Plan have been made. The books and records of the

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





        Acquired Companies accurately reflect the obligations and liabilities of the Acquired Companies under the Foreign Plans. ATI has heretofore delivered to Thermedics true and complete copies of all of the written Foreign Plans and written summaries of the oral Foreign Plans and, where applicable, related trusts and contracts, including all amendments. There are no inquiries or investigations by any foreign governmental authority, no termination proceedings and no actions, suits or claims (other than claims for benefits) pending or, to ATI's knowledge, threatened against any Foreign Plan (or against any Acquired Company with respect thereto) or the assets thereof. There are no unfunded obligations under any Foreign Plan providing benefits after termination of employment to any employee or former employee of any Acquired Company (or to any beneficiary of any such employee or former employee), including but not limited to retiree health coverage and deferred compensation, but excluding insurance conversion privileges under applicable foreign law. No Foreign Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of any Acquired Company by its terms prohibits the amendment or termination of any such Foreign Plan. All reports, forms and other documents required to be filed or advisable to be filed with any governmental authority with respect to each Foreign Plan have been timely filed and are complete and accurate in all material respects.

                  (n) Labor Matters. To ATI's knowledge, no Acquired Company has ever experienced any strike, material grievance, material claim of unfair labor practices or other collective bargaining dispute. To ATI's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of any Acquired Company. There are not in existence and, to ATI's knowledge, there are not threatened any material (i) work stoppages or strikes, (ii) grievance, arbitration proceedings or proceedings before any industrial tribunal arising out of collective bargaining agreements, national labor union agreements or otherwise covering the employees of any Acquired Company, or
        (iii) unfair labor practice complaints. No Acquired Company recognizes (expressly or impliedly) any trade union other than as identified on the Disclosure Schedule. No other trade union has made any claim for recognition by any Acquired Company. No Acquired Company has made any representations or statements to any of its employees in any way connected with or concerning employment with the Surviving Corporation or any of its affiliates which representation or statement conflicts with, or is additional to, the terms of this Agreement. There are no requirements or arrangements (whether or not intended to be legally binding) on the part of any Acquired Company to pay any employee any sums on redundancy other than under any applicable Laws and Regulations. The Disclosure Schedule contains a complete and accurate list of all employees terminated by ATI or by any other Acquired Company that is subject to the Worker Adjustment and Retaining Notification Act, as amended (the "WARN

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





        Act"), in the 90-day period immediately prior to the date of this Agreement.

                  (o) Contracts. The Disclosure Schedule contains a list of the following contracts, understandings, commitments and agreements to which ATI or any of its Subsidiaries is a party (whether or not reduced to writing):

                       (i) all contracts, leases, understandings or commitments, whether in the ordinary course of business or not: (A) involving a present or future obligation to purchase, lease or deliver goods or services of an amount or value in excess of $100,000 each; or (B) which limit or restrict the ability of any Acquired Company to compete anywhere in the world;

                       (ii)  all bonus, incentive or deferred
             compensation arrangements, all profit sharing, pension, multiemployer pension, vacation, group insurance or employee welfare plans or other similar plans or fringe benefits which could result in a cost to any Acquired Company of more than $100,000 per annum;

                       (iii) all collective bargaining agreements or other contracts or commitments to or with any labor union, employee representative or group of employees, and ATI has made available to Thermedics all employment manuals, booklets and the like setting forth the terms of employment and labor policies and practices (whether or not legally binding) that are of general application to its employees;

                       (iv) each employment contract, and each other contract, agreement or commitment to or with an individual employee, agent, representative or consultant for a remuneration which exceeds or will exceed in accordance with its terms $100,000 per annum or which cannot be terminated at any time without liability to the employer, upon no more than six months notice;

                       (v) any arrangement under which any Acquired Company has created, incurred, assumed or guaranteed indebtedness for borrowed money involving more than $100,000;

                       (vi) each sales representative, distributorship or other agreement providing for the distribution or marketing of products which is not terminable by the Acquired Company upon no more than six months prior notice to the other party thereto without breach, penalty, or other financial obligation to such other party thereto;

                       (vii) any agreement concluded within the past five years relating to the acquisition or disposition of assets, businesses or companies for a price in excess of

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





             $1,000,000 (whether by sale of assets, sale of stock, merger or otherwise); and

                       (viii) any other arrangement under which the consequences of a default or termination could have a material adverse effect upon the business, assets or financial condition of ATI, or which gives or could give any other party thereto the right to cause the transactions contemplated by this Agreement to be rescinded following consummation, or which involves more than $250,000 in the aggregate.

             ATI has delivered or made available to Thermedics a correct and complete copy of (i) each written arrangement (as amended to date) listed in the Disclosure Schedule. With respect to each written arrangement so listed: (i) to ATI's knowledge, the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to each party thereto;
        (ii) each written arrangement to which any Acquired Company is a party is assignable by such Acquired Company without the consent or approval of or any payment to any party (except as set forth in the Disclosure Schedule), and the consummation of the transactions contemplated herein will not result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such written arrangement which violation, breach or default (together with all other such violations, breaches or defaults) would have a material adverse effect upon the business, assets or financial condition of ATI; and (iii) no Acquired Company nor, to ATI's knowledge, any other party thereto is in breach or default, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default or permit a termination, modification or acceleration, under the written arrangement, which breach or default would have a material adverse effect upon the business, assets or financial condition of ATI. No Acquired Company is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in the Disclosure Schedule under the terms of this subsection (o).

                  (p) Insurance Policies. The Disclosure Schedule sets forth a list (including the name of the insurer, the amount of total annual premiums, and the type and amount of coverages) of all material policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, automobile and other forms of insurance under which any Acquired Company is a named insured or otherwise the beneficiary of coverage. No Acquired Company has received any notice from the insurer under any such policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or canceling or materially amending any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies or extensions or renewals thereof in the amounts

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





        described will be outstanding and duly in full force without interruption through the Closing Date.

                  (q) Inventory. The value of the inventory as stated on the Pre-Closing Balance Sheet reflects the lower of cost or market for such inventory as applied in accordance with generally
        accepted accounting principles.   All inventory reflected on the
        Pre-Closing Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, except for scrap, excess or obsolete items and items that are of below-standard quality or broken before completion of final manufacture, all of which have been written-off or written-down to net realizable value on the Pre-Closing Balance Sheet. All inventory purchased since the date of the Pre-Closing Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, except for scrap, excess or obsolete items and items that are of below-standard quality or are broken before completion of final manufacture, all of which have been written-off or written-down to net realizable value on ATI's books.

                  (r) Backlog. The firm sales orders and commitments for the Acquired Companies' services and products that make up the Acquired Companies' backlog as of the date of the Pre-Closing Balance Sheet (the "Backlog") is not less than $7,500,000. All such orders and commitments and any quotations for work which are outstanding at that time contain terms and conditions that are consistent with the past practice of the Acquired Companies over the past year.

                  (s) No Changes. Except as expressly contemplated by this Agreement or as set forth in the Disclosure Schedule, since the date of the Pre-Closing Balance Sheet each Acquired Company has conducted its business only in the ordinary course, and none of the following has occurred:

                       (i) any material adverse change in the condition (financial or other), results of operations, business, assets, liabilities or customer, supplier and employee relations or prospects of any Acquired Company;

                       (ii) any damage, destruction or loss (whether or not covered by insurance) to property which materially and adversely affects the condition (financial or other), results of operations, business, assets, liabilities, or customer, supplier and employee relations, or prospects of any Acquired Company;

                       (iii) any declaration, setting aside or payment of any dividend, or other distribution, in respect of the capital stock of any Acquired Company or any direct or indirect redemption, purchase or other acquisition of such;

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





                       (iv) any option to purchase the capital stock of any Acquired Company granted to any person, or any employment or deferred compensation agreement entered into between any Acquired Company and any of its officers, directors or consultants;

                       (v) any issuance or sale by any Acquired Company, or any commitment by any Acquired Company to issue, of any stock (other than upon the exercise of stock options), bonds or other corporate securities, or any partial or complete formation, acquisition, disposition or liquidation of any Acquired Company;

                       (vi) any labor union trouble (including without limitation any negotiation, or request for negotiation, with respect to any union representation or any labor contract) respecting any Acquired Company;

                       (vii) any statute, rule or regulation, or any government policy adopted which pertains particularly to the business of any Acquired Company (and not businesses in general) and which may materially and adversely affect the business or assets of ATI;

                       (viii)  any change in accounting methods,
             principles or practices by any Acquired Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

                       (ix) any reevaluation by any Acquired Company of any of its assets, including, without limitation, writing down (or up) the value of inventory or writing off (or failing to write off) notes or accounts receivable other than in the ordinary course of business consistent with past practice, which has resulted in, or reasonably could be expected to result in, a material adverse effect upon the business, assets or financial condition of ATI; or

                       (x) any agreement by any Acquired Company to do any of the things described in the preceding clauses (i) through (ix) other than as expressly contemplated herein.

                  (t)  Liens on Assets.   The assets, including any real
        property in which any Acquired Company has an interest, reflected in the Pre-Closing Balance Sheet or acquired in the ordinary course of business since the date of the Pre-Closing Balance Sheet (the "Assets") (except those Assets sold or disposed of in the ordinary course of business for full and fair consideration), are free and clear of all mortgages, security interests, pledges, liens and encumbrances (collectively, "Encumbrances") other than
        (i) as set forth on the Disclosure Schedule, (ii) as reflected in the Pre-Closing Balance Sheet, (iii) Encumbrances on Assets which, in the aggregate, are not material to ATI, and (iv) liens

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        for state and local property taxes not in arrears and liens arising by operation of law.

                  (u) Litigation or Proceedings. No Acquired Company is engaged in, or a party to, or, to ATI's knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any administrative agency, or any governmental investigation, or any suspension or debarment proceeding, nor, to ATI's knowledge, does any basis for any claim or legal action or other proceeding or governmental investigation or any suspension or debarment proceeding exist. There are no orders, rulings, decrees, judgments or stipulations to which any Acquired Company is a party by or with any court, arbitrator or administrative agency affecting ATI, or its business or properties.

                  (v) Books and Records. The books, records, accounts, ledgers and files of ATI and of each Subsidiary are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects. The minute books and other similar records of ATI and of each Subsidiary of actions taken at any meetings of its stockholders, Board of Directors, Managing Board, Supervisory Board or any committee thereof and of all written consents executed in lieu of the holding of any such meeting are true and complete in all material respects. The stock certificate books, stock ledgers and/or share registers of ATI and of each Subsidiary are complete and correct in all material respects.

                  (w) Government Contracts. To ATI's knowledge, no Acquired Company has ever been suspended or debarred from bidding on contracts or subcontracts with any governmental authority; no such suspension or debarment has been initiated or, to ATI's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment). To ATI's knowledge, no Acquired Company has ever been audited or investigated, and it has not been threatened with any investigation, by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any agency of the U.S. government, any similar agencies or instrumentalities of any foreign government, or any prime contractor with a governmental authority nor, to ATI's knowledge, has any such audit or investigation been threatened. There is no valid basis for (a) the suspension or debarment of any Acquired Company from bidding on contracts or subcontracts with any governmental authority or
        (b) any claim pursuant to any audit by any governmental authority in connection with any contracts or subcontracts relating to the provision of products or services to or for the benefit of a governmental authority. No Acquired Company has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any governmental authority.

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






                  (x) Recalls. To ATI's knowledge, there is no basis for the recall, withdrawal or suspension of any approval by any governmental authority with respect to any product or service sold by any Acquired Company. None of the products or services of any Acquired Company is subject to any recall proceedings and no such proceedings have been threatened in writing. To ATI's knowledge, no product or service of any Acquired Company has ever been recalled.

                  (y) Antitrust Filings. ATI has complied, or will comply before the Effective Date, with all applicable requirements under the Antitrust Improvements Act and the Competition Laws relating to filings with and furnishing information to the Federal Trade Commission, the United States Department of Justice and any other relevant governmental authority in connection with the transactions contemplated hereby.

                  (z) Brokers and Finders. Except for CS First Boston Incorporated, ATI has not employed any broker, agent or finder or incurred any liability on behalf of ATI for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby. ATI has delivered to Thermedics a true and correct copy of its agreement with CS First Boston Incorporated with respect to the transactions contemplated by this Agreement.

                  (aa) Product Warranties. Copies of the standard terms and conditions of sale with respect to each product line of each Acquired Company have been provided by ATI to Thermedics. No Acquired Company has any active warranties in effect in connection with the sale of any such products the terms of which differ in any material respect from such standard terms and conditions. The reserve established on the Pre-Closing Balance Sheet for the satisfaction of claims which may be made under product warranties in effect as of the Closing Date are adequate in amount to satisfy all product warranty claims which may be made with respect to any products sold by any Acquired Company prior to the Closing Date.

                  (bb) Statements True and Correct; Further
        Representations and Warranties. To ATI's knowledge, this Agreement (including the Exhibits and any documents delivered pursuant hereto) does not contain any untrue statement of a material fact or omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

             Section 3.3. Representations and Warranties of Thermedics. Thermedics and Acquisition represent and warrant to ATI that:



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                  (a)  Organization and Qualification.  Thermedics is a
        corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  (b)  Authority.   The execution and delivery hereof,
        and the consummation of the transactions contemplated hereby, have been, or prior to the Effective Date will be, duly and validly authorized by all necessary corporate action on the part of Thermedics and Acquisition, and, subject to such authorization, this Agreement constitutes the valid and legally binding obligation of Thermedics and Acquisition enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, and except that the remedy of specific performance and injunctive and other equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach or termination of or default under (or would result in a violation, breach, termination or default with the giving of notice or passage of time or both) any of the terms, conditions or provisions of the respective Certificate of Incorporation or Bylaws of Thermedics or Acquisition, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Thermedics or Acquisition is a party, or by which Thermedics or Acquisition or any of their properties or assets may be bound or affected, (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Thermedics or Acquisition, or their properties or assets or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of the assets of Thermedics or Acquisition. Except for (i) a filing under the Antitrust Improvements Act, (ii) filings under the Competition Laws, and (iii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent or approval by, or notification to or filing with, any court, governmental authority or third party or waiting period imposed by law is required in connection with the execution, delivery and performance of this Agreement by Thermedics or Acquisition or the consummation of the transactions contemplated hereby.

                  (c) Antitrust Filings. Thermedics has complied, or will comply before the Effective Date, with all applicable requirements under the Antitrust Improvements Act and the Competition Laws relating to filings with and furnishing

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        information to the Federal Trade Commission, the United States
        Department of Justice and any other relevant governmental authority in connection with the transactions contemplated hereby.

             Section 3.4. Representations and Warranties Separate. In the event of any inconsistency or overlap among the representations and warranties made herein, the representation and warranty most restrictive to the party making the representations and warranties shall govern and control.


                                    ARTICLE 4

                                    COVENANTS

             Section 4.1. Acts of ATI. ATI agrees that, from the date hereof to the Effective Date, except (i) to the extent that Thermedics shall otherwise give its written consent or (ii) as necessary to consummate the transactions contemplated by this Agreement and the Russell Agreement or the THI Agreement:

                  (a) Business in Ordinary Course. Each Acquired Company will operate its business only in the ordinary course consistent with past practice and, to the extent of and consistent with such operation, will use its best efforts to preserve intact its present business organization and to preserve its relationships with employees and persons having business dealings with it.

                  (b) Maintain Properties. Each Acquired Company will maintain all of its properties in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and take all steps reasonably necessary to maintain its Intellectual Property.

                  (c) Maintain Management. No Acquired Company will make any changes in the persons serving as management of such Acquired Company other than to replace members of management who may resign or who may be terminated by such Acquired Company prior to the Closing. In no event will any Acquired Company increase the number of persons serving as management of such Acquired Company.

                  (d) Compensation. No Acquired Company will (i) grant any increase in compensation or bonus to any member of management or (ii) enter into or amend or alter any bonus, incentive compensation, deferred compensation, profit sharing, stock option, retirement, severance, indemnification, pension, insurance, death benefit or other fringe benefit plan, agreement or arrangement, or any employment or consulting agreement, except as may be required to comport with changes in law or in order to obtain from the Internal Revenue Service a favorable determination letter on the qualified status of any Pension or

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        Welfare Plan.  Copies of any such amended or altered plans or agreements shall be delivered by ATI to Thermedics on a timely basis.

                  (e) No Related Party Transactions. No Acquired Company will enter into any transaction or contract with any of its shareholders, officers, management, directors or employees or their family members, including the lending of any monies.

                  (f) Indebtedness. No Acquired Company will create, incur, assume, guarantee, or otherwise become liable with respect to any indebtedness other than in the ordinary course of business.

                  (g) Maintain Books. Each Acquired Company will maintain its books, accounts and records in its usual, regular and ordinary manner.

                  (h) No Amendments. Neither ATI nor any of its Subsidiaries will amend its Certificate of Incorporation or Bylaws, and each such entity will maintain its corporate existence and powers and its qualifications as a foreign corporation in each jurisdiction where it is so qualified.

                  (i) Taxes. Each Acquired Company will file all tax returns and pay all taxes as they become due. No Acquired Company will make any tax election or, except in the ordinary course of business consistent with past practice, settle or compromise any federal, state, provincial, local or foreign tax liability.

                  (j) No Disposition or Encumbrances. Each Acquired Company will refrain from selling, pledging, disposing of or encumbering any of its properties and assets (including, without limitation, any indebtedness owed to them or any claims held by them) other than in the ordinary course of business.

                  (k) Insurance. Each Acquired Company will maintain insurance upon its properties and insurance in respect of the kinds of risks currently insured against, in accordance with its current practice.

                  (l) No Mergers. No Acquired Company will merge or consolidate with any other corporation, or acquire any stock, or, except in the ordinary course of business, any business, property or assets of any other person, firm, association, corporation or other business organization, nor will any Acquired Company enter in to any agreement to do any of the foregoing.

                  (m) No Securities Issuance. Other than pursuant to the exercise of ATI Options granted prior to the date hereof, no Acquired Company will issue any shares of capital stock, or enter into any commitment or agreement, or grant any option, warrant or right, calling for the issuance of any shares of stock, and no

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        Acquired Company will create or issue any securities convertible into any such shares or convertible into securities in turn so convertible, or enter into any commitment or agreement, or grant any option, warrant or right, calling for the issuance of any such convertible securities.

                  (n)  Dividends; Repurchases.  No Acquired Company will
        (i) declare any dividends on or in respect of shares of capital stock (other than a dividend declared by a Subsidiary and payable only to another Acquired Company); (ii) redeem, repurchase or otherwise acquire any shares of its stock or (iii) split, combine or reclassify any shares of its stock.

                  (o) Contracts. Except in the ordinary course of business consistent with its past practice, no Acquired Company will enter into, assume or cancel any material contract, agreement, obligation, lease, license or commitment, and it will not do any act or omit to do any act which would cause a material breach of or default under any contract, commitment or obligation of any Acquired Company.

                  (p) Advice of Change. ATI will promptly advise Thermedics in writing of any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, earnings, business or prospects of ATI.

                  (q) Due Compliance. Each Acquired Company will duly comply in all material respects with all laws, rules and regulations applicable to it and to the conduct of its business.

                  (r) No Waivers of Rights. No Acquired Company will amend, terminate or waive any material right.

                  (s) Capital Commitments. No Acquired Company will make or commit to make any single capital expenditure, capital addition or capital improvement, or series of related capital expenditures, including any capital lease, involving an amount in excess of $100,000.

                  (t) No Breaches. No Acquired Company will take any action that would constitute or result in a breach of any representation or warranty herein, either as of the date made or on the Effective Date.

                  (u) Confidential Information. No Acquired Company shall, except as required by law or by agreements existing on the date hereof, disclose to any third person, and shall preserve and maintain and prevent the disclosure or publication of, any proprietary information or trade secrets belonging to any Acquired Company.

                  (v) Objections to the Merger. ATI will promptly advise Thermedics of any written objection to the Merger from a Shareholder.

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






             Section 4.2. Satisfaction of Conditions Precedent. The parties hereby agree, subject to the terms and conditions provided in this Agreement, to use their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including the satisfaction of the conditions precedent contained in Article 5 hereof. Each party will use their respective reasonable efforts to obtain consents of all third-parties and governmental authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement.

             Section 4.3. Shareholders' Approval. ATI shall take all action necessary in accordance with applicable law to convene a Shareholder meeting at the earliest possible time after the date hereof for the purpose of approving and adopting this Agreement (including the transactions contemplated hereby). Subject only to the exercise of its fiduciary duty upon advice of counsel, ATI's Board of Directors shall recommend to the Shareholders the adoption of this Agreement and the approval of the Merger. ATI shall use all reasonable efforts to obtain all votes and approvals of the Shareholders necessary for the approval and adoption of this Agreement and the transactions contemplated hereby under the General Corporation Law and its Certificate of Incorporation and Bylaws.

             Section 4.4.  Certain Employee Benefits Matters.

                  (a) Thermedics expressly reserves the right, at no cost to the Shareholders and subject to the terms of any Pension Plan, Welfare Plan or other benefit plan or program of any Acquired Company, to modify or terminate, or to cause to be modified or terminated, any such Pension Plan, Welfare Plan or other benefit plan or program at any time or from time to time after the Closing.

                  (b) Except as may be otherwise required by ERISA, Thermedics will give employees of the Acquired Companies credit for service with such Acquired Companies with respect to any of Thermedics' benefit plans which have vesting or length of service requirements.

                  (c) All otherwise eligible employees of the Acquired Companies will be entitled to participate in any employee stock purchase plan adopted from time to time by Thermedics, in accordance with the terms thereof.

                  (d) The parties hereto do not intend to create any third-party beneficiary rights respecting any employee as a result of the provisions herein and specifically hereby deny any such intention.

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             Section 4.5.  Expenses.  Each party will bear entirely the respective out-of-pocket expenses that it incurs in connection with the transactions contemplated hereby including legal and accounting fees, provided that, as contemplated by Section 1.6(a) hereof, all fees and expenses incurred by ATI to Sonnenschein Nath & Rosenthal and to CS First Boston Incorporated or its affiliates in connection with the consummation of the transactions contemplated hereby shall be deducted from, and paid out of, the Purchase Price and shall not be borne by ATI. Notwithstanding the foregoing, this Section 4.5 shall not be construed as relieving any party from any liability which it may have for any breach of any representation or warranty made by it herein or any failure to perform any obligation or comply with any covenant imposed on it herein.

             Section 4.6. WARN Act. During the period commencing on the Closing Date and ending ninety days after the Closing Date, Thermedics shall not permit ATI or any other Acquired Company which is subject to the WARN Act to take any action that independently or in connection with any action of ATI or any such Acquired Company prior to the Closing Date could be construed as a "plant closing" or "mass layoff" within the meaning of the WARN Act or the regulations enacted thereunder. If Thermedics permits ATI or any such other Acquired Company to take any such action during such 90-day period, Thermedics shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, which may be required under the WARN Act and for any other liabilities related to its failure to provide appropriate notice.

             Section 4.7.  Indemnification of the Shareholders by
        Thermedics.

                  (a) The Shareholders upon demand shall be indemnified by Thermedics for the full amount of all Damages (as defined below) suffered any of them as a direct or indirect result of:

                       (i)  the inaccuracy of any representation or
             warranty made by Thermedics or Acquisition in or pursuant to this Agreement (including without limitation Section 3.3); and

                       (ii) any failure by Thermedics or Acquisition to perform any obligation or comply with any covenant or agreement specified herein (including without limitation the covenants set forth in this Article IV) or in any other document executed at the Closing.

                  (b) For the purpose of this Section 4.7, the term "Damages" shall be determined and computed by reference to the effect of the compensable event on the party or parties entitled thereto, and shall be deemed to include all out-of-pocket losses, liabilities, expenses or costs incurred by such party or parties, including reasonable attorney's fees.

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                  (c)  The right of the Shareholders to be indemnified
        pursuant to this Section 4.7 (i) shall not apply until the sum of the Damages suffered by the Shareholders on a cumulative basis equals or exceeds $750,000 (the "Threshold"), at which point Thermedics shall become liable for all Damages in excess of $187,500 (and not just amounts in excess of the Threshold), and
        (ii) shall apply only to claims that are asserted by the Shareholders before the 343rd consecutive day after the Closing Date (the "Escrow Termination Date"). Individual claims involving Damages of less than $10,000 shall not be indemnified and shall not be applied in determining whether the aggregate Damages exceed the Threshold; provided, however, that a series of related claims or claims based on similar facts and circumstances shall for purposes of the preceding clause be deemed to be a single claim and the Damages claimed with respect to each of such claims shall be aggregated in determining whether they exceed $10,000. Thermedics' aggregate liability for claims that are asserted by the Shareholders before the Escrow Termination Date shall in no event exceed $5,000,000. Thermedics' liability for claims that are asserted by the Shareholders on or after April 1, 1996 but before the Escrow Termination Date shall in no event exceed the difference between (i) $3,000,000 less (ii) the aggregate dollar value of any claims asserted by the Shareholders hereunder prior to April 1, 1996. Notwithstanding the foregoing, any liability of Thermedics hereunder to the Shareholders shall be reduced by any amounts to which the Shareholders may be entitled under the indemnification provisions of the THI Agreement. Notwithstanding any provision herein to the contrary, the limitations set forth in this Section 4.7(c) shall not apply to claims by Shareholders in which it is determined that Thermedics has failed to pay the Shareholders all or any portion of the Purchase Price in accordance with the terms of this Agreement.

                  (d) The Shareholders shall give Thermedics prompt notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 4.7. Thermedics shall have the right, at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. Thermedics shall keep the Shareholders apprised of developments with respect to any such claim, action or proceeding, and the Shareholders shall have the right to consult with Thermedics, and to participate therein, subject to Thermedics' right of control thereof, at their expense and with counsel selected by them. If Thermedics shall notify the Shareholders that it has elected to assume any such defense, contest or protest, Thermedics shall not be liable to the Shareholders hereunder for any legal or other expense subsequently incurred by them pursuant to the exercise of their rights set forth in the preceding sentence.




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                                    ARTICLE 5

                            CONDITIONS TO OBLIGATIONS

             Section 5.1. Conditions to Obligations of Thermedics and Acquisition. The obligations of Thermedics and Acquisition to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing, of the following conditions (unless waived in writing by Thermedics and Acquisition in the manner provided in Section 6.2 hereof):

                  (a) Representations, Warranties and Performance of ATI. The representations and warranties set forth in Section 3.2 hereof shall be accurate on and as of the date hereof, and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent necessary to reflect the consummation of the transactions contemplated by the Russell Agreement or by the THI Agreement), and ATI shall have performed all obligations and complied with all covenants required to be performed or to be complied with by it under this Agreement prior to the Closing. ATI shall be permitted to deliver a revised Disclosure Schedule to Thermedics at any time prior to the Closing, provided, however, that Thermedics shall be afforded not less than five business days prior to the Closing to review any such revised Disclosure Schedule and provided, further, that Thermedics shall be entitled to terminate this Agreement and its obligations hereunder pursuant to Section 6.3 hereof in the event that any such additional or revised disclosure has or could have, in the sole judgment of Thermedics, an adverse effect on the financial condition, assets, liabilities, earnings, business or prospects of ATI.

                  (b) Authorization. All action necessary to authorize the execution, delivery and performance hereof by ATI and the consummation of the transactions contemplated hereby, including the approval by the Shareholders of the execution, delivery and performance of this Agreement and the Merger in accordance with the General Corporation Law shall have been duly and validly taken by ATI. ATI shall have furnished Thermedics with a copy of all resolutions adopted by its Board of Directors and Shareholders in connection with such actions, certified by the Secretary or an Assistant Secretary of ATI, together with copies of such other instruments and documents as Thermedics shall have reasonably requested.

                  (c) Escrow Agreement. ATI shall have executed and delivered the Escrow Agreement.

                  (d) Russell and THI Transactions. Unicam Technology Limited and Thermedics shall have executed the Russell Agreement, ATI and THI shall have executed THI Agreement, and all conditions to precedent to the consummation of the transactions contemplated by such agreements shall have been satisfied or waived.


                                       40
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                  (e)  Consents.  Any governmental authority having
        jurisdiction over any Acquired Company, Thermedics or Acquisition or any other person in any contractual or other relationship with any Acquired Company, to the extent that its consent or approval is required by applicable law or regulation or any applicable contract or other instrument for the performance of this Agreement or the consummation of the transactions contemplated hereby or for the continuation of any existing contractual relationship with any Acquired Company, shall have granted any necessary consent or approval.

                  (f) Termination of the Employment Agreements. ATI shall have terminated the Employment Agreements and ATI shall have no obligations or liabilities, contingent or otherwise, to any of the parties to such Employment Agreements, or to any other person or entity, under, on account of, or with respect either such Employment Agreements or the terminations thereof.

                  (g) Dissolution of Certain Subsidiaries. ATI shall have commenced the liquidation and dissolution of Mattson Instruments, PTY Ltd. and Unicam AG; and ATI shall have delivered to Thermedics evidence of the commencement of such liquidations and dissolutions as shall be reasonably satisfactory to Thermedics, together with such evidence of the completed liquidations and dissolutions of Cryolect Scientific, Orion Research AG, and Mattson Instruments GmbH.

                  (h) Backlog. The Acquired Companies' Backlog as of the Closing Date shall be not less than $7,500,000.

                  (i) Resignations. Thermedics shall have received the resignations of each of the directors and officers of ATI and its Subsidiaries whose resignation has been requested by Thermedics prior to the Closing Date.

                  (j) Severance Agreements. Each of Messrs. William J. Kennedy, Chane Graziano and Robert Kinney shall have executed and delivered to ATI Severance Agreements in the form of Exhibit E hereto.

                  (k)  Cambridge, England Property.  [Reserved]

                  (l) Permits and Approvals. Any and all consents, permits, approvals or other actions of any person, jurisdiction or authority required in the reasonable opinion of Thermedics (including without limitation, confirmation of filing of the Certificate of Merger with the Secretary of State of the State of Delaware) for lawful consummation of the transactions contemplated hereby shall have been obtained, and shall be in full force and effect, and no such consent, permit, approval or other action shall contain any provision that in the reasonable judgment of Thermedics is unduly burdensome.



                                       41
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





                  (m) Good Standing Certificates. ATI and each Subsidiary shall have delivered to Thermedics a long-form corporate good standing certificate from its jurisdiction of incorporation (or equivalent evidence of each such Subsidiary's status in the case of certain foreign jurisdictions) and good standing certificates from each jurisdiction in which ATI or such Subsidiary is qualified to transact business (or equivalent evidence of each such Subsidiary's status, if such evidence is generally available, in the case of certain foreign jurisdictions).

                  (n) Officer's Certificate. ATI shall have delivered to Thermedics a certificate executed by an officer of ATI, dated the Effective Date, certifying to the fulfillment of the conditions specified in Section 5.1(a).

                  (o) Dissenters' Rights. The holders of not more than 1.5% of the ATI Shares shall have demanded and perfected their right to an appraisal of their ATI Shares in accordance with the General Corporation Law.

                  (p) Legal Opinion of Counsel for ATI. Thermedics shall have received an opinion of Sonnenschein Nath & Rosenthal, counsel for ATI, dated the Closing Date and in the form attached hereto as Exhibit F, together with such other opinions of counsel to the Subsidiaries as Thermedics may reasonably require.

                  (q)  No Litigation or Proceedings with Respect to the
        Merger.   No legal action or other proceedings to restrain or
        prohibit the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

                  (r) Documents Satisfactory. The form and substance of all legal matters contemplated herein and of all papers used or delivered hereunder shall be reasonably acceptable to Thermedics, and Thermedics shall have received all documents that it may have reasonably requested in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to it.

                  (s)  Compliance with Competition Laws.  All
        authorizations, approvals, consents, permits or waivers required under any Competition Laws shall have been obtained.

                  (t) Matters Related to Certain Indebtedness. ATI shall have delivered to Thermedics the following:

                       (i) a duly executed copy of a payoff letter from Bank of America Illinois (f/k/a Continental Bank N.A.), as agent, with respect to that certain Credit Agreement dated as of May 20, 1993;

                       (ii) a duly executed copy of a payoff letter from State Street Bank & Trust Company, as Trustee, with respect

                                       42
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             to the Massachusetts Industrial Finance Agency $1,000,000
             Floating Rate Industrial Revenue Bond - 1985 Series; and

                       (iii)  all documents, including, without
             limitation, executed UCC-3 termination statements, as are necessary to release all liens on the assets of ATI and/or any of its Subsidiaries which secure the indebtedness described in clauses (i) and (ii) above.

                  (u) Orion Research Limited. ATI shall have became the sole legal and beneficial owner of 100% of the outstanding shares of capital stock of Orion Research Limited.

             Section 5.2.  Conditions to Obligations of ATI.  The
        obligations of ATI to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing, of the following conditions (unless waived by ATI in writing in the manner provided in Section 6.2 hereof):

                  (a) Representations, Warranties and Performance of Thermedics and Acquisition. The representations and warranties of Thermedics and Acquisition set forth in Section 3.3 hereof shall be accurate on and as of the date hereof, and on and as of the Closing Date as though made on and as of the Closing Date, and Thermedics and Acquisition shall have performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing.

                  (b) Authorization. All action necessary to authorize the execution, delivery and performance hereof by Thermedics and Acquisition and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Thermedics and Acquisition. Thermedics and Acquisition shall have furnished ATI with a copy of all resolutions adopted by the Board of Directors of Thermedics and Acquisition and the shareholders of Acquisition (if any) in connection with such actions, certified by the Secretary or an Assistant Secretary of Thermedics and Acquisition, respectively, together with copies of such other instruments and documents as ATI shall have reasonably requested.

                  (c) Consents. Any governmental authority having jurisdiction over ATI, to the extent that its consent or approval is required by applicable law or regulation for the performance of this Agreement or the consummation of the transactions contemplated hereby, shall have granted any necessary consent or approval.

                  (d) Permits and Approvals. Any and all consents, permits, approvals or other actions of any person, jurisdiction or authority required in the reasonable opinion of counsel for ATI (including without limitation, confirmation of filing of the Certificate of Merger with the Secretary of State of the State of Delaware) for lawful consummation of the transactions

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        contemplated hereby shall have been obtained, and shall be in full force and effect, and no such consent, permit, approval or other action shall contain any provision that in the reasonable judgment of such counsel is unduly burdensome.

                  (e) ATI Shareholder Approval. The approval by the Shareholders of the execution, delivery and performance of this Agreement and the Merger in accordance with the General
        Corporation Law shall have been duly and validly obtained.

                  (f) Good Standing Certificates. Each of Thermedics and Acquisition shall have delivered to ATI a corporate good standing certificate from its jurisdiction of incorporation.

                  (g) Officer's Certificate. Thermedics shall have delivered to ATI a certificate executed by an officer of Thermedics, dated the Effective Date, certifying to the fulfillment of the conditions specified in Section 5.2(a).

                  (h) No Litigation or Proceedings with Respect to the Merger. No legal action or other proceedings to restrain or prohibit the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

                  (i) Documents Satisfactory. The form and substance of all legal matters contemplated herein and of all papers used or delivered hereunder shall be reasonably acceptable to counsel for ATI and ATI shall have received all documents that such counsel may have reasonably requested in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to such counsel.

                  (j) Legal Opinion of Thermedics' Counsel. ATI shall have received an opinion of Thermedics' general counsel, dated the Closing Date and in the form attached hereto as Exhibit G.

                  (k)  Compliance with Competition Laws.  All
        authorizations, approvals, consents, permits or waivers required under any Competition Laws shall have been obtained.


                                    ARTICLE 6

                      MODIFICATION, WAIVER AND TERMINATION

             Section 6.1. Modifications and Amendments. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Date; provided, however, that any amendment effected subsequent to the approval of this Agreement by the Shareholders shall be subject to the restrictions contained in the General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties.


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             Section 6.2.  Waivers.  The parties hereto may, by a written signed instrument, extend the time for or waive the performance of any of the obligations of another party hereto or waive compliance by such other party with any of the covenants or conditions contained herein.

             Section 6.3. Termination. At any time prior to the Closing, this Agreement may be terminated (a) by mutual consent of Thermedics and Acquisition, on the one hand, and ATI on the other; (b) by Thermedics and Acquisition if (i) there has been a material breach by ATI of a covenant, representation or warranty contained in this Agreement; (ii) Thermedics has notified ATI in writing of the existence of such breach; and (iii) the party in breach has failed to cure such breach within a reasonable period of time after receiving such notice; (c) by ATI if (i) there has been a material breach by Thermedics or Acquisition of a covenant, representation or warranty contained in this Agreement;
        (ii) ATI has notified Thermedics in writing of the existence of such breach; and (iii) Thermedics or Acquisition, as the case may be, has failed to cure such breach within 30 days after receiving such notice; (d) by ATI, Thermedics or Acquisition if (i) there shall be an order of a court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to this Agreement, by a governmental authority that would make consummation of the Merger illegal; (e) by ATI, Thermedics or Acquisition if the Closing does not occur by November 30, 1995; or (f) by Thermedics or Acquisition if (i) ATI shall have elected to revise the Disclosure Schedule pursuant to Section 5.1(a) hereof and (ii) in the sole judgment of Thermedics, any such additional or revised disclosure has or could have an adverse effect on the financial condition, assets, liabilities, earnings, business or prospects of ATI.

             Section 6.4. Effect of Termination. If this Agreement shall be terminated as provided in Section 6.3, this Agreement shall forthwith become void (except as otherwise provided in Section 4.5); provided, however, that the foregoing shall not relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.


                                    ARTICLE 7

                                     GENERAL

             Section 7.1. Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

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             If to Thermedics or Acquisition:

                  Thermedics Inc.
                  470 Wildwood Street
                  P. O. Box 2999
                  Woburn, Massachusetts  01888-1799
                  Attention:  President

             With a copy to:

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts  02254
                  Attention:  General Counsel

             If to ATI, to:

                  Analytical Technology, Inc.
                  The Schrafft Center
                  529 Main Street
                  Boston, Massachusetts  02129
                  Attention:  President

             With copies to:

                  Sonnenschein Nath & Rosenthal
                  Suite 8000 Sears Tower
                  233 South Wacker Drive
                  Chicago, IL  60606
                  Attention:  J. Ross Docksey, Esquire

             and to:

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts  02254
                  Attention:  General Counsel


        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             Section 7.2. Entire Agreement. This Agreement supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof (including without limitation the Letter of Intent executed by Thermedics' parent company, Thermo Electron Corporation, and ATI dated July 19, 1995) and constitutes the entire agreement of the parties relating to the subject matter hereof.

             Section 7.3. Parties in Interest. All covenants and agreements, representations and warranties contained in this

                                       46
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        Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors, administrators and personal representatives, whether so expressed or not.

             Section 7.4.  THI Rights; No Other Implied Rights or
        Remedies.

                  (a) THI shall be a party to this Agreement solely for the purpose of relying on the representations and warranties of ATI set forth in this Agreement, including without limitation the representations and warranties set forth in Section 3.2 hereof, to the same degree that Thermedics is entitled to rely on such representations and warranties. Accordingly, the parties acknowledge that THI may seek damages for any such misrepresentation to the same degree that Thermedics would be entitled to do so; provided, however, that, subject to the terms of the Escrow Agreement, THI may enforce its rights and seek such damages independently and without the prior approval or cooperation of Thermedics.

                  (b) Except as set forth in the preceding paragraph or as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

             Section 7.5. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

             Section 7.6. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

             Section 7.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             Section 7.8. Exhibits. The Exhibits attached hereto and referred to in this Agreement are a part of this Agreement for all purposes.

             Section 7.9. Assignment. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal and personal representatives of the parties hereto, but shall not be assignable or delegable by any party without the prior written consent of the other parties and any purported assignment without such prior written consent shall be null and void, except that


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        Thermedics and Acquisition may assign this Agreement, or rights and duties hereunder, after the Closing Date.

             Section 7.10. Further Assurances. ATI will execute and furnish to Thermedics and Acquisition all documents and will do or cause to be done all other things that Thermedics or Acquisition may reasonably request from time to time in order to give full effect to this Agreement and to effectuate the intent of the parties.

             Section 7.11. Gender. In this Agreement, unless the context requires otherwise the singular includes the plural, the plural the singular, the masculine gender includes the neuter, masculine and feminine genders and vice versa.

             Section 7.12. Public Announcement. The content and timing of any public announcement pertaining to this Agreement shall be subject to the prior agreement and approval of Thermedics and ATI.

             Section 7.13. Governing Law. This Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                      Thermedics Inc.

        [Seal]                        By: /s/ John W. Wood, Jr.

                                      Title: President



                                      ATI MERGER CORP.

        [Seal]                        By: /s/ John W. Wood, Jr.

                                      Title: President



                                      ANALYTICAL TECHNOLOGY, INC.

        [Seal]                        By: /s/ William J. Kennedy

                                      Title: Chairman and Chief Executive
                                             Officer



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                                      Pursuant to Section 7.4(a):


                                      THERMO INSTRUMENT SYSTEMS INC.

        [Seal]                        By: /s/ Jonathan W. Painter

                                      Title: Treasurer




        AA953400063







































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